As filed with the Securities and Exchange Commission on June 5, 2009

Registration No. 333-41944

Registration No. 333-58046

Registration No. 333-97729

Registration No. 333-107832

Registration No. 333-117913

Registration No. 333-136118

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 3 TO

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eBay Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0430924
(State of Incorporation)	(I.R.S. Employer Identification No.)

2145 Hamilton Avenue

San Jose, California 95125

(Address of principal executive offices)

eBay Inc. 1999 Global Equity Incentive Plan, as amended

eBay Inc. 2001 Equity Incentive Plan, as amended

(Full title of the plan)

Michael R. Jacobson

Senior Vice President, Legal Affairs, General Counsel and Secretary

eBay Inc.

2145 Hamilton Avenue

San Jose, California 95125

(408) 376-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 (this “Amendment”) relates to (i) the Registration Statements on Form S-8 (File Nos. 333-41944, 333-97729 and 333-117913 collectively, the “1999 Registration Statements”) of eBay Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) on July 21, 2000, August 6, 2002, and August 4, 2004, respectively; and (ii) the Registration Statements on Form S-8 (File Nos. 333-58046, 333-97729, 333-107832, 333-117913 and 333-136118, collectively, the “2001 Registration Statements” and, together with the 1999 Registration Statements, the “Registration Statements”) of the Company filed with the Commission on March 30, 2001, August 6, 2002, August 11, 2003, August 4, 2004 and July 28, 2006, respectively. Pursuant to the Registration Statements, 52,000,000 shares of the Company’s common stock (“Common Stock”) under the eBay Inc. 1999 Global Equity Incentive Plan, as amended (the “1999 Plan”) were registered and 222,000,000 of Common Stock under the eBay Inc. 2001 Equity Incentive Plan, as amended (the “2001 Plan”) were registered. On June 23, 2008, Post-Effective Amendment No. 2 was filed with the Commission deregistering 9,880,574 shares of Common Stock that my be issued pursuant to the 1999 Plan and 16,450,415 shares of Common Stock that may be issued pursuant to the 2001 Plan. All share numbers herein reflect the stock splits of Common Stock occurring in May 2000, August 2003 and February 2005.

The Company is filing this Amendment to deregister an additional 16,000,000 shares of Common Stock that have not yet been issued and are not subject to outstanding awards under the 2001 Plan. After giving effect to this Amendment, 189,549,585 registered shares of Common Stock will be available for issuance under the 2001 Plan.

Furthermore, pursuant to the undertaking made in Item 9 of the 1999 Registration Statements filed with the Commission with respect to the 1999 Plan, the Registrant hereby removes from registration all shares of Common Stock reserved for issuance under the 1999 Plan that have not been issued to date thereunder pursuant to outstanding awards and that remain unsold under the 1999 Registration Statements. Upon effectiveness of this Amendment, no shares of Common Stock will remain registered under the 1999 Registration Statements for issuance under the 1999 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 5, 2009.

eBay Inc.

/s/ John J. Donahoe
John J. Donahoe
President, Chief Executive Officer & Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Donahoe, Michael R. Jacobson and Robert H. Swan, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Donahoe John J. Donahoe	President, Chief Executive Officer and Director	June 5, 2009

/s/ Robert H. Swan Robert H. Swan	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	June 5, 2009

/s/ Phillip P. DePaul Phillip P. DePaul	Vice President, Chief Accounting Officer (Principal Accounting Officer)	June 5, 2009

/s/ Pierre M. Omidyar Pierre M. Omidyar	Founder, Chairman of the Board and Director	June 5, 2009

Signature	Title	Date

/s/ Fred D. Anderson Fred D. Anderson	Director	June 5, 2009

/s/ Marc L. Andreessen Marc L. Andreessen	Director	June 5, 2009

/s/ Edward W. Barnholt Edward W. Barnholt	Director	June 5, 2009

/s/ Philippe Bourguignon Philippe Bourguignon	Director	June 5, 2009

/s/ Scott D. Cook Scott D. Cook	Director	June 5, 2009

/s/ William Clay Ford, Jr. William Clay Ford, Jr.	Director	June 5, 2009

/s/ Dawn G. Lepore Dawn G. Lepore	Director	June 5, 2009

/s/ David M. Moffett David M. Moffett	Director	June 5, 2009

/s/ Richard T. Scholosberg, III Richard T. Schlosberg, III	Director	June 5, 2009

/s/ Thomas J. Tierney Thomas J. Tierney	Director	June 5, 2009

EXHIBIT INDEX

Exhibit Number	Description

24.1	Power of Attorney (included on the signature page of this Post-Effective Amendment No. 3 to the Registration Statements).